EXHIBIT 99.1
MAD CATZ ANNOUNCES APPROXIMATELY $12.2 MILLION PRIVATE
PLACEMENT FINANCING
- Proceeds and Credit Facility Borrowings to be Used to
Repay the Outstanding Convertible Note -
San Diego — April 18, 2011 — Mad Catz® Interactive, Inc. (“Mad Catz”) (AMEX/TSX: MCZ) announced today that it has received securities purchase agreements from accredited investors for the private placement of approximately 6.35 million shares of its common stock at $1.92 per share and warrants to purchase approximately 2.54 million additional shares of its common stock. The warrants to purchase additional shares will be exercisable at a price of $2.56 per share for 5 years commencing six months and one day following their issue date. The Company plans to file a registration statement with the Securities and Exchange Commission to permit the resale of the shares and shares underlying the warrants. Roth Capital Partners served as exclusive placement agent for the transaction.
The net proceeds of the private placement along with borrowings under the Company’s credit facility will be used to repay in full the $14.5 million of principal and $0.2 million interest on the convertible notes payable issued in November 2007 as partial consideration of the Company’s acquisition of Saitek. The note carries an interest rate of 7.5% and is convertible into Mad Catz common shares at $1.42 per share. The Company recently made a voluntary repayment of $8.0 million on the convertible note, funded through borrowings under its credit facility, leaving an outstanding balance of approximately $6.7 million. The Company intends to repay the balance of the convertible note outstanding and reduce borrowings under its credit facility with the proceeds of the private placement.
Darren Richardson, Mad Catz’s President and Chief Executive Officer, stated, “We appreciate the confidence that investors have shown in Mad Catz and are extremely pleased with the success of the offering. The private placement will allow us to retire a significant liability from our balance sheet, reduce interest expense, and improve our liquidity position to support the further growth of our business.”
This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities. The securities offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration under the Securities Act and applicable state securities laws.

The offering is expected to be consummated by April 22, 2011, subject to customary closing conditions.
About Mad Catz Interactive, Inc.
Mad Catz is a leading global provider of innovative products for the interactive entertainment industry. Mad Catz develops and markets accessories for videogame systems and PCs under its Mad Catz (casual gaming), Saitek (simulation), Cyborg (pro gaming), Eclipse (home and office), Tritton (gaming audio) and V-Max (flight simulation) brands. Mad Catz also operates e-commerce and content websites for videogame and PC products under its GameShark brand, develops, manufactures and markets proprietary earphones under its AirDrives brand, and publishes and distributes video/PC games. Mad Catz distributes its products through most of the leading retailers offering interactive entertainment products and has offices in North America, Europe and Asia. For additional information please go to www.madcatz.com, as well as www.store.gameshark.com, www.saitek.com, www.cyborggaming.com, www.eclipsetouch.com, www.trittontechnologies.com, www.gameshark.com and www.airdrives.com.
Track Mad Catz via the following social media:

Facebook® Page:	http://www.facebook.com/MadCatzInc
Twitter® Page:	http://twitter.com/MadCatzInc
YouTube® Channel:	http://www.youtube.com/MadCatzCompany

Contact:
Darren Richardson, Allyson Vanderford	Joseph Jaffoni, Norberto Aja, Jim Leahy
Chief Executive Officer, Interim CFO	Jaffoni & Collins Incorporated
Mad Catz Interactive, Inc.	212/835-8500 or mcz@jcir.com
619/683-9830
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